EXHIBIT 18
                           FIRST AMERICAN FUNDS, INC.

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

                              ADOPTED JUNE 14, 1995

         I. PREAMBLE.

         Each of the funds listed below (each a "Fund," and collectively the "Funds"), each a portfolio of First American Funds, Inc. (the "Company"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of shares in each Fund:

  Prime Obligations Fund                         Government Obligations Fund
  Treasury Obligations Fund

This Plan sets forth the differences among classes of shares of the Funds, including distribution arrangements, shareholder services, expense allocations, conversion and exchange options, and voting rights.

         II. ATTRIBUTES OF SHARE CLASSES.

         The attributes of each existing class of the existing Funds (i.e., Class A [Retail A], Class B [Retail B], Class C [Institutional] and Class D [Corporate Trust] with respect to Prime Obligations Fund, and Class C [Institutional] and Class D [Corporate Trust] with respect to Treasury Obligations Fund and Government Obligations Fund), with respect to distribution arrangements, shareholder services, and conversion and exchange options shall be as set forth in the following materials:

         A. Retail Class Prospectus of Prime Obligations Funds dated January 20, 1995 (with respect to the Class A and Class B shares of such Fund).

         B. Institutional Class Prospectus of the three respective Funds dated January 20, 1995 (with respect to the Class C shares of each such Fund).

         C. Corporate Trust Class Prospectus of the three respective Funds dated January 20, 1995 (with respect to the Class D shares of each such Fund).

         D. Statement of Additional Information of the respective Funds dated January 20, 1995.

         E. Class A Plan of Distribution in the form reapproved by the Board of Directors on December 7, 1994 (with respect to the Class A shares of Prime Obligations Fund).

         F. Class B Plan of Distribution in the form reapproved by the Board of Directors on December 7, 1994 (with respect to the Class B shares of Prime Obligations Fund).

         G. Class B Service Plan in the form reapproved by the Board of Directors on December 7, 1994 (with respect to the Class B shares of Prime Obligations Fund).

         H. Class D Plan of Distribution in the form reapproved by the Board of Directors on December 7, 1994 (with respect to the Class D shares of each of the Funds).

Expenses of such existing classes of the Funds shall continue to be allocated in the manner set forth in III below. Each such existing class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

         III.  EXPENSE ALLOCATIONS.

         Expenses of the existing classes of the existing Funds shall be allocated as follows:

         A. Distribution fees and service fees relating to the respective classes of shares, as set forth in the materials referred to in II above, shall be borne exclusively by the classes of shares to which they relate.

         B. Except as set forth in A above, expenses of the Funds shall be borne at the Fund level and shall not be allocated on a class basis.

         Unless and until this Plan is amended to provide otherwise, the methodology and procedures for calculating the net asset value of the respective classes of shares of the Funds and the allocation of income and expenses among the respective classes shall be as set forth in the "SEI Financial Management Corporation -- Multi-Class Accounting Methodology" and "Report" dated February 10, 1995 rendered by Arthur Andersen L.L.P.

         The foregoing allocations shall in all cases be made in a manner consistent with the Company's private letter ruling from the Internal Revenue Service with respect to multiple classes of shares.

         IV.  AMENDMENT OF PLAN; PERIODIC REVIEW.

         A. New Funds and New Classes. With respect to any new portfolio of the Company created after the date of this Plan and any new class of shares of the existing Funds created after the date of this Plan, the Board of Directors of the Company shall approve amendments to this Plan setting forth the attributes of the classes of shares of such new portfolio or of such new class of shares.

         B. Material Amendments and Periodic Reviews. The Board of Directors of the Company, including a majority of the independent directors, shall periodically review this Plan for its continued appropriateness and shall approve any material amendment of this Plan as it relates to any class of any Fund covered by this Plan.